EX-99.m.1

GPS Funds II

Distribution Plan
for Service Shares

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by GPS Funds II (the Trust”), an open-end management investment company organized as a Delaware statutory trust, on behalf of the funds and share classes set forth in Exhibit A, as may be amended from time to time (collectively, the “Funds”). Each Fund is a series of the Trust.

The provisions of the Plan are as follows:

1.	PAYMENTS BY THE TRUST

The Trust will cause each Fund to pay annual distribution and/or related servicing fees of 0.25% of the average daily net assets of the Fund in connection with the promotion and distribution of the Fund’s Service Shares and/or the provision of related services.  Fees paid under the Plan may be paid to Capital Brokerage Corporation, the principal underwriter of each Fund’s Service Shares (the “Distributor”), or to any other eligible institution or party, at the direction of the Distributor or the Funds’ adviser, Genworth Financial Wealth Management, Inc.  All or a portion of these fees may be paid to any registered securities dealer, financial institution or any other person who renders assistance in distributing or promoting the sale of the Fund’s Service Shares, or who provides related services.  To the extent not so paid by the Distributor such amounts may be retained by the Distributor.  Payment of these fees shall be made monthly promptly following the close of the month.  In no event shall the payments made under the Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to the Conduct Rules of the Financial Industry Regulatory Authority.

Payments made pursuant to the Plan as described above for services associated with the promotion and distribution of Fund Service Shares may include, but are not limited to, the following:

(i)	Distribution activities (or expenses) related to the indirect marketing of the Funds’ Service Shares;

(ii)
Distributor services including (1) distribution personnel compensation and expenses, (2) overhead, including office, equipment and computer expenses, supplies and travel, (3) procurement of information, analysis and reports related to marketing and promotional activities, and (4) expenses related to marketing and promotional activities;

(iii)
Printing and mailing of documents for distribution purposes including (1) Fund prospectuses, statements of additional information and reports for prospective contract owners and (2) promotional literature regarding the Fund;

(iv)	Wholesaling services by the Distributor or others including (1) training, (2) seminars and sales meetings, and (3) compensation.

All amounts expended pursuant to this Plan are the legal obligation of the Fund and not of the Distributor or adviser.  No provision of this Plan shall be interpreted to prohibit any payments by a Fund with respect to shares of such Fund during periods when the Fund has suspended or otherwise limited sales of such shares.

2.	QUARTERLY REPORTS

Any person authorized to direct the disposition of monies paid or payable by a Fund’s Service Shares pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review at least quarterly a written report of the amounts so expended, the purposes for which such expenditures were made and such other information as the Board of Trustees may reasonably request.

3.	EFFECTIVE DATE AND DURATION OF THE PLAN

If adopted prior to the public offering of a Fund’s Service Shares, the Plan shall become effective with respect to the Fund upon approval by the vote of a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (“Rule 12b-1 Agreement”) (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan.

If adopted after the public offering of a Fund’s Service Shares, this Plan shall not take effect for the Fund until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund’s Service Shares, and by the vote of the Board of Trustees of the Trust, as described above.

The effective dates for the Funds are shown on Exhibit A.

The Plan shall continue in effect with respect to a Fund’s Service Shares for a period of one year from its effective date unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to the Fund’s Service Shares from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

The Plan, or any Rule 12b-1 Agreement, may be terminated with respect to a Fund at any time, without penalty, on not more than sixty (60) days written notice by a majority vote of shareholders of such Fund, or by vote of a majority of the Disinterested Trustees.

4.	RULE 12b-1 AGREEMENTS

(a)           No Rule 12b-1 Agreement shall be entered into with respect to a Fund’s Service Shares and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Trust’s Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

(b)           Any Rule 12b-1 Agreement shall describe the services to be performed by the recipient and shall specify the amount of, or the method for determining, the compensation to the recipient.

(c)           No Rule 12b-1 Agreement may be entered into for a Fund’s Service Shares unless it provides (i) that it may be terminated with respect to the Fund’s Service Shares at any time, without the payment of any penalty, by vote of a majority of the shareholders of such Fund’s Service Shares, or by vote of a majority of the Disinterested Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d)           Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its effectiveness only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

5.	FUND GOVERNANCE STANDARDS

During the period in which the Plan is effective, the Trust’s Board of Trustees must satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act.

6.	AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by a Fund’s Service Shares hereunder without the approval by a majority vote of shareholders of the Fund’s Service Shares

7.	RECORDKEEPING

The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all 12b-1 reports for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Name of Fund	Share Class	Effective Date

GuidePath Strategic Asset Allocation Fund	Service Shares	April 1, 2011
GuidePath Tactical Constrained Asset Allocation Fund	Service Shares	April 1, 2011
GuidePath Tactical Unconstrained Asset Allocation Fund	Service Shares	April 1, 2011
GuidePath Absolute Return Asset Allocation Fund	Service Shares	April 1, 2011
GuideMark Opportunistic Fixed Income Fund	Service Shares	April 1, 2011
GuideMark Global Real Return Fund	Service Shares	April 1, 2011